Exhibit 99.1
FOR IMMEDIATE RELEASE
Primus Guaranty Reports Fourth Quarter 2008 Financial Results
•	Economic Results was a loss of $(60.2) million, or $(1.39) per diluted share

•	Economic Results book value was $8.07 per share at December 31, 2008

•	GAAP net loss was $(918.5) million, primarily reflecting changes in the fair value of Primus Financial’s credit swap portfolio and losses incurred from credit events

•	Credit swap premium income was $23.6 million

•	At December 31, 2008, future premiums on the existing Primus Financial portfolio were in excess of $280.0 million
Hamilton, Bermuda — February 4, 2009 — Primus Guaranty, Ltd. (“Primus Guaranty” or “the Company”) (NYSE:PRS), a provider of credit protection, announced today a GAAP net loss of $(918.5) million, or $(21.20) per diluted share, for the fourth quarter of 2008, compared with a GAAP net loss of $(403.9) million, or $(8.97) per diluted share, for the fourth quarter of 2007. For the year ended December 31, 2008, the GAAP net loss was $(1.7) billion, or $(38.37) per diluted share, compared with a GAAP net loss of $(563.5) million, or $(12.58) per diluted share, for the year ended 2007.
Economic Results
In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the Company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the early termination of credit default swaps (“CDS” or “credit swaps”). Therefore, the Company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial Products, LLC (“Primus Financial”)’s portfolio of credit swaps sold, any realized gains from terminations of credit swaps sold prior to maturity (although Primus Financial amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps undertaken to offset credit risk) and includes provisions for credit events caused by downgrades below CCC/Caa2 (S&P/Moody’s) on CDS on asset-backed securities (“ABS”). The Company believes that quarterly fluctuations in the fair market value of the CDS portfolio have little or no effect on the Company’s operations and that Economic Results provide a useful, alternative view of the Company’s performance.
For the fourth quarter of 2008, Economic Results was a loss of $(60.2) million, or $(1.39) per diluted share, compared with an Economic Results loss of $(28.0) million, or $(0.62) per diluted share, for the fourth quarter of 2007. For the year ended December 31, 2008, Economic Results was a loss of $(81.7) million, or $(1.83) per diluted share, compared with Economic Results of $12.7 million, or $0.28 per diluted share, for the year ended 2007.

“The turmoil in the credit markets continued to have a significant impact on our performance during the fourth quarter,” said Thomas W. Jasper, Chief Executive Officer of Primus Guaranty, Ltd. “However, while market conditions remain extremely difficult, the actions taken by governments and central banks to help restore confidence in the financial system and major financial institutions were a benefit to our credit protection business.”
“As a result of recent economic and financial developments, we are adapting our strategic and business focus to the realities and opportunities that we see ahead in the credit markets,” Mr. Jasper said. “Our major focus continues to be unlocking the embedded value in Primus Financial’s credit swap portfolio for shareholders and building our structured credit asset management business. We will discuss our business outlook and priorities for 2009 in more detail in our earnings call and post a presentation on our Web site.”
Fourth Quarter Revenues/ (Losses)
Economic Results revenues/(losses) for the fourth quarter 2008 were $(47.4) million, compared with $(7.3) million in the fourth quarter of 2007. The increased loss was principally driven by credit event losses within Primus Financial’s credit swap portfolio during the fourth quarter of 2008.
Primus Financial’s credit swap premium income for the fourth quarter of 2008 was $23.6 million, compared with $23.7 million in the same period of 2007. Premium income associated with Primus Financial’s credit swap transactions with Lehman Brothers Special Financing Inc. (“LBSF”), a counterparty which has filed for bankruptcy, has been excluded from the fourth quarter of 2008.
Realized credit event losses and credit mitigation costs from the early termination of credit swaps in Primus Financial’s single-name portfolio were $65.2 million for the fourth quarter of 2008, compared with credit mitigation costs of $1.5 million in the same period of 2007.
During the fourth quarter of 2008, Primus Financial made provisions of $9.1 million in its Economic Results for credit events on CDS on ABS which had suffered credit events because of ratings downgrades in the underlying ABS securities to CCC/Caa2 or below and the delivery of one bond relating to a defaulted ABS credit swap. In the fourth quarter of 2007, Primus Financial made provisions of $40.9 million in its Economic Results for CDS on ABS which had suffered credit events because of ratings downgrades in the underlying securities of CCC/Caa2 or below.
Asset management fees in the fourth quarter of 2008 from three corporate investment grade synthetic Collateralized Swap Obligations (CSOs) and two Collateralized Loan Obligations (CLOs) were $776 thousand, compared with $1.1 million in the fourth quarter of 2007. During the fourth quarter of 2008, the Company recorded an impairment charge of $11.9 million on its investment in the subordinated debt of the CLOs it manages.
Interest income for the fourth quarter of 2008 was $4.9 million, compared with $10.7 million for the fourth quarter of 2007. The decrease was primarily the result of a decline in short-term interest rates and lower investment balances. The average yield in the fourth quarter of 2008 decreased to 2.39%, from 4.99% in the same quarter of 2007. Average investment balances were $813.9 million for the fourth quarter of 2008, compared with $855.5 million for the same quarter of 2007. The decrease in investment balances was principally attributable to payments made as a result of credit events during 2008.

The GAAP loss for the fourth quarter 2008 was $(918.5) million, compared with $(403.9) million for the same quarter of 2007. The GAAP loss for the fourth quarter 2008 was primarily the result of net unrealized mark-to-market losses on the credit swap portfolio of $859.7 million, after the inclusion of a favorable non-performance risk adjustment of $537.6 million. Effective January 1, 2008, the Company adopted the accounting provisions of Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. The adoption of SFAS No. 157 affected the fair value calculation of Primus Financial’s credit swap liabilities through the inclusion of an adjustment for its non-performance risk, as required under the standard.
Fourth Quarter Operating and Financing Expenses
The Company’s operating expenses, excluding financing costs and restructuring costs, were $7.1 million in the fourth quarter of 2008, compared with $10.0 million in the fourth quarter of 2007. The decrease in expenses was mainly attributable to a reduction in accrued incentive compensation and other cost-reduction initiatives.
Financing costs, which include debt interest expense and distributions on preferred shares, were $5.7 million for the fourth quarter of 2008, compared with $7.7 million for the fourth quarter of 2007. The decrease in financing costs was primarily attributable to lower London Interbank Offered Rate (“LIBOR”) rates. The blended average financing rates on the Company’s debt and preferred securities was 5.46% in the fourth quarter of 2008, compared with 7.25% in the fourth quarter of 2007. The average balance of debt and preferred securities outstanding during the fourth quarter was $417.1 million. During the fourth quarter of 2008, the Company paid $5.1 million to retire $15.3 million in face value of its $125 million 7% senior notes.
During the fourth quarter of 2008, Primus Financial’s auction rate debt and preferred securities continued to reset at the contractual maximum rates because of the lack of investor demand in the debt capital markets for auction rate securities. The outstanding debt and preferred securities of the Company and Primus Financial are all long-term, with the first maturity in 2021.
Year Ended December 31 Revenues/ (Losses)
Economic Results revenues/(losses) for the year ended December 31, 2008 were $(26.4) million, compared with $83.7 million for the year ended 2007.
Credit swap premiums for the year ended December 31, 2008 increased to $102.6 million, compared with $84.6 million for the year ended 2007.
Credit event losses and credit mitigation costs from the early termination of credit swaps in Primus Financial’s portfolio were $150.5 million for the year ended December 31, 2008, compared with credit mitigation costs of $3.9 million for the year ended 2007.
During 2008, Primus Financial made provisions of $9.3 million in its Economic Results for credit events on CDS on ABS which had suffered credit events because of ratings downgrades in the underlying ABS securities to CCC/Caa2 or below and deliveries of bonds relating to defaulted ABS credit swaps. In 2007, Primus Financial made provisions of $40.9 million in its Economic Results for CDS on ABS which had suffered credit events due to ratings downgrades in the underlying securities of CCC/Caa2 or below.

Asset management fees for the year ended December 31, 2008 were $4.1 million, an increase of approximately $600 thousand from the year ended 2007. The increase was attributable to asset management fees related to Primus CLO II, Ltd., which commenced operations in July 2007.
Interest income for the year ended December 31, 2008 was $26.6 million, a decrease of approximately $15.2 million from the year ended 2007. The decrease was primarily driven by lower yields on the investment portfolio. The average yield in the year ended 2008 decreased to 3.11% from 5.05% in the same period of 2007. Average investment balances were $855.0 million for the year ended 2008, compared with $828.0 million for the year ended 2007.
The GAAP loss for the year ended December 31, 2008 was $(1.7) billion, compared with $(563.5) million for 2007. During 2008, credit spreads widened substantially as the global credit markets experienced extremely difficult conditions, which resulted in net unrealized mark-to-market losses on Primus Financial’s portfolio of credit swaps. The GAAP loss for the year was primarily the result of net unrealized mark-to-market losses on the credit swap portfolio of $1.6 billion, after inclusion of a favorable non-performance risk adjustment of $1.3 billion.
Year Ended December 31 Operating and Financing Expenses
Operating expenses, excluding financing costs, were $31.1 million for the year ended December 31, 2008, compared with $42.7 million for the year ended 2007. The 2007 operating expenses included a $3.0 million restructuring charge. The decrease in operating expenses was mainly attributable to a reduction in accrued incentive compensation and other cost-reduction initiatives.
Financing costs, comprising of distributions on preferred shares and interest expense, were $23.7 million for the year ended December 31, 2008, compared with $28.3 million for 2007. The blended average financing rates on the Company’s debt and preferred securities was 5.61% in the year ended December 31, 2008, compared with 6.66% in the same period of 2007. The decrease in financing costs was primarily a result of lower LIBOR rates, partially offset by higher contractual maximum spread rates on Primus Financial’s auction-rate debt and preferred securities.
Credit Swap Portfolio — Primus Financial
At December 31, 2008, Primus Financial’s portfolio of credit swaps sold totaled $22.5 billion, compared with $23.0 billion at December 31, 2007. The portfolio had a weighted average premium of 43.3 basis points, a weighted average credit rating of A/Baa2, and an average remaining tenor of 3.03 years as of December 31, 2008. Weighted average original premiums noted in this press release exclude Primus Financial’s credit swap transactions with LBSF, which declared bankruptcy following the end of the third quarter of 2008. Primus Financial did not transact any new single name, tranche or CDS on ABS transactions in the fourth quarter of 2008.
Single Name Credit Swaps
At December 31, 2008, Primus Financial’s portfolio of single name credit swaps sold totaled $17.5 billion, with a weighted average premium of 43.8 basis points and a weighted average credit rating of A-/Baa2, which represented 581 reference entities.
Bespoke Tranches
At December 31, 2008, Primus Financial’s bespoke tranches sold totaled $5.0 billion, with a weighted average premium of 40.7 basis points and a weighted average credit rating of AA/A2.

Credit Swaps on Asset-Backed Securities
At December 31, 2008, Primus Financial’s portfolio of CDS on ABS totaled $67.7 million, of which $47.7 million had defaulted as a result of ratings downgrades on the underlying ABS to CCC/Caa2 or below. The weighted average premium of the CDS on ABS portfolio was 124.6 basis points.
Balance Sheet
At December 31, 2008, total assets, on a GAAP basis, were $794.2 million, a decrease of $94.4 million from December 31, 2007.
At December 31, 2008, GAAP shareholders’ deficit was $(1.8) billion, compared with $(93.5) million at December 31, 2007.
Economic Results equity was $329.3 million at December 31, 2008, compared with $409.9 million at December 31, 2007. Economic Results book value per share issued and outstanding was $8.07 as of December 31, 2008, compared with $9.10 at December 31, 2007.
Total cash, cash equivalents and available-for-sale investments at December 31, 2008 was $763.8 million, of which $687.3 million was held at Primus Financial.
Net unrealized losses of credit swaps, at fair value on Primus Financial’s portfolio, were $2.2 billion at December 31, 2008, compared with $544.1 million at December 31, 2007. As noted earlier, the Company adopted SFAS No. 157 in 2008. At December 31, 2008, the Company recorded a favorable non-performance risk adjustment of $1.3 billion, which reduced its credit swap fair value liabilities.
During the fourth quarter of 2008, the Company purchased and retired approximately 4.5 million shares of its common equity at a cost of approximately $3.3 million.
Earnings Conference Call
Primus Guaranty will host a conference call on Wednesday, February 4, 2009, at 11 a.m., Eastern Time, to discuss its fourth quarter 2008 financial results. A copy this press release and financial supplement will be available in the Investor Relations section of the Company’s Web site, located at www.primusguaranty.com.
The conference call will be available via live or archived webcast at http://ir.primusguaranty.com/ or by dialing 866.261.4417 (domestic)/617.597.5529 (international), Passcode 15834824.
A replay of the call will be available from Wednesday, February 4, 2009, at 1 p.m., Eastern Time, until Wednesday, February 25, 2009, at 5 p.m., Eastern Time. To listen to the replay, dial 888.286.8010 (domestic) or 617.801.6888 (international), Passcode 77773773.
Supplemental financial information, including additional credit swap portfolio and historical data, will be available on the Company’s Web site www.primusguaranty.com under “Investor Relations-Webcasts”.

About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company, with two principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc. Primus Financial Products provides protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two CLOs and three CSOs for third parties.
Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the Company’s actual results please refer to the risk factors identified from time to time in the Company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

Primus Guaranty, Ltd.
Consolidated Statements of Financial Condition
(In thousands except share amounts)

	December 31,	December 31,
	2008	2007
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$280,912	$242,665
Available-for-sale investments	482,930	617,631
Trading account assets	3,940	—
Accrued interest receivable	3,704	7,684
Accrued premiums and receivables on credit and other swaps	2,764	4,187
Unrealized gain on credit and other swaps, at fair value	—	606
Fixed assets and software costs, net	3,308	5,036
Debt issuance costs, net	6,153	6,965
Other assets	10,520	3,872
Total assets	$794,231	$888,646

Liabilities and shareholders’ equity
Accounts payable and accrued expenses	$1,737	$2,182
Accrued compensation	1,768	5,957
Interest payable	535	831
Unrealized loss on credit and other swaps, at fair value	2,173,461	544,731
Accrued premiums and payables on credit and other swaps	—	1,770
Payable for credit events	3,186	—
Long-term debt	317,535	325,904
Restructuring liabilities	—	1,709
Other liabilities	444	503
Total liabilities	2,498,666	883,587

Preferred securities of subsidiary	98,521	98,521

Shareholders’ equity (deficit)
Common shares, $0.08 par value, 62,500,000 shares authorized, 40,781,538 and 45,035,593 shares issued and outstanding at December 31, 2008 and 2007, respectively	3,263	3,603
Additional paid-in-capital	281,596	280,224
Accumulated other comprehensive income (loss)	908	(4,712)
Retained earnings (deficit)	(2,088,723)	(372,577)

Total shareholders’ equity (deficit)	(1,802,956)	(93,462)

Total liabilities, preferred securities of subsidiary and shareholders’ equity (deficit)	$794,231	$888,646

Primus Guaranty, Ltd.
Consolidated Statements of Operations
(In thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)	(audited)
Revenues
Net credit swap loss	$(908,564)	$(394,070)	$(1,688,872)	$(535,064)
Asset management and advisory fees	776	1,098	4,052	3,481
Interest income	4,861	10,673	26,586	41,847
Gain on retirement of long term debt	9,716	—	9,716	—
Impairment loss on available-for-sale investments	(11,896)	—	(11,896)	—
Other trading loss	(402)	(769)	(402)	(2,689)
Foreign currency revaluation loss	(196)	(95)	(463)	(107)

Total net losses	(905,705)	(383,163)	(1,661,279)	(492,532)

Expenses
Compensation and employee benefits	2,476	5,584	16,370	22,450
Professional and legal fees	1,231	1,154	4,331	4,948
Depreciation and amortization	330	414	1,329	1,748
Technology and data	925	1,379	3,790	4,620
Interest expense	4,194	5,693	17,032	20,729
Restructuring costs	—	3,022	—	3,022
Other	2,093	1,458	5,312	5,872

Total expenses	11,249	18,704	48,164	63,389
Distributions on preferred securities of subsidiary	1,498	2,005	6,642	7,568

Loss before provision for income taxes	(918,452)	(403,872)	(1,716,085)	(563,489)
Provision for income taxes	—	—	61	52

Net loss available to common shares	$(918,452)	$(403,872)	$(1,716,146)	$(563,541)

Loss per common share:
Basic	$(21.20)	$(8.97)	$(38.37)	$(12.58)
Diluted	$(21.20)	$(8.97)	$(38.37)	$(12.58)
Average common shares outstanding:
Basic	43,324	45,030	44,722	44,808
Diluted	43,324	45,030	44,722	44,808

Primus Guaranty,
Ltd. Regulation G Disclosure
Economic Results (Loss)
December 31, 2008
(Unaudited)
In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the Company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the early termination of credit default swaps (“CDS” or “credit swaps”). Therefore, the Company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial Products, LLC (“Primus Financial”)’s portfolio of credit swaps sold, any realized gains from terminations of credit swaps sold prior to maturity (although Primus Financial amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps undertaken to offset credit risk) and includes provisions for credit events caused by downgrades below CCC/Caa2 (S&P/Moody’s) on CDS on asset-backed securities (“ABS”). The Company believes that quarterly fluctuations in the fair market value of the CDS portfolio have little or no effect on the Company’s operations and that Economic Results provide a useful, alternative view of the Company’s performance.
Economic Results (Loss) per Diluted Share

	Three Months Ended		Year Ended
	December 31,		December 31,
(in 000's except per share amounts)	2008	2007	2008	2007
GAAP net loss	$(918,452)	$(403,872)	$(1,716,146)	$(563,541)
Adjustments:
Less: Change in unrealized fair value of credit swaps sold losses	859,662	416,218	1,629,432	614,551
Less: Realized gains from early termination of credit swaps sold	—	(266)	(28)	(3,463)
Add: Amortization of realized gains from the early termination of credit swaps sold	427	812	2,173	6,044
Less: Provision for ABS credit event	(9,139)	(40,880)	(9,328)	(40,880)
Add: Deduction against provision for credit events	7,341	—	12,216	—

Net Economic Results (Loss)	$(60,161)	$(27,988)	$(81,681)	$12,711

Economic Results earnings (loss) per diluted share	$(1.39)	$(0.62)	$(1.83)	$0.28
Economic Results weighted average common shares — diluted	43,324	45,030	44,722	45,194
Economic Results Book Value per Share

	December 31,	December 31,
	2008	2007

GAAP Shareholders’ Equity	$(1,802,956)	$(93,462)
Adjustments:
Add: Accumulated other comprehensive loss	(908)	4,712
Less: Unrealized fair value of credit swaps sold loss	2,173,461	544,029
Less: Realized gains from early termination of credit swaps sold	(33,574)	(33,546)
Add: Amortized realized gains from the early termination of credit swaps sold	31,219	29,046
Less: Provision for ABS credit event	(37,992)	(40,880)

Economic Results Shareholders’ Equity	$329,250	$409,899

Economic Results book value per share issued and outstanding	$8.07	$9.10
GAAP book value per share issued and outstanding	$(44.21)	$(2.08)
Common shares issued and outstanding	40,782	45,036